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Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

November 26, 2008

(949) 451-3800	C 29003-00771
(949) 451-4220

Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, California 92503

  Re:
  Fleetwood Enterprises, Inc.
  Registration Statement on Form S-4 (Reg. No. 333-155099)

Ladies and Gentlemen:

        We have acted as counsel to Fleetwood Enterprises, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on November 6, 2008 (as amended on November 26, 2008, and as may be amended from time to time, the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), in connection with the Company's offer to exchange (the "Exchange Offer") of shares of the Company's common stock, par value $0.01 per share, (the "Shares") for any and all of the $100 million aggregate principal amount of the Company's 5% Convertible Senior Subordinated Debentures due 2023 (the "Debentures").

        We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

        Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that up to 187,396,832 Shares, when issued against payment therefore and in exchange for the Debentures, in accordance with the terms and conditions of the Exchange Offer, will be validly issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Validity of Securities" in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

                      Very truly yours,

                      /s/ Gibson, Dunn & Crutcher LLP

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  Exhibit 5.1